INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 1st day of October, 2008 by and among Sun Capital Advisers LLC, a Delaware limited liability company (the "Investment Adviser"), Sun Capital Advisers Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, SC Ibbotson Moderate Fund, SC Ibbotson Balanced Fund and SC Ibbotson Growth Fund (each a “Fund” and collectively the “Funds”), and Ibbotson Associates, Inc., an Illinois corporation (the “Subadviser").

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and each of the Funds is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated October 1, 2008 between the Investment Adviser and the Trust, on behalf of the Funds, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Funds and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1.           Investment Advisory and Management Services.  The Investment Adviser hereby appoints the Subadviser to serve as subadviser to the Funds and the Subadviser hereby accepts such appointment.  Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Funds with investment advice and investment management services concerning the investments of the Funds.  The Subadviser will determine what securities shall be purchased, held or sold by the Funds and what portion of the Funds' assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Funds (including, without limitation, the requirements of Subchapters L and M of the Internal Revenue Code of 1986, as amended) (the "Code"), as each of the same shall be from time to time in effect or set forth in the Funds’ Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser.

To carry out such determinations the Subadviser will exercise full discretion, subject to the preceding paragraph, and act for the Funds in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  Notwithstanding the foregoing, the Subadviser shall, upon written instructions from the Investment Adviser, effect such portfolio transactions for the Funds as the Investment Adviser may from time to time direct.  Such instructions will be given in reasonable circumstances, including, without limitation, any termination of this Agreement.

The Subadviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the Funds in the light of current and prospective economic and market conditions.  From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser's expense, reports relating to the investment strategies it employs, in such detail as the Trust or the Investment Adviser may reasonably request.

In addition, the Subadviser will provide a quarterly certification, in the form provided by the Investment Adviser from time to time, that the Subadviser has managed the Funds in accordance with the provisions of this Agreement.  The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board.  The Subadviser agrees to correct promptly any failure on its part and to take any action that the Investment Adviser may reasonably request in connection with any breach of this Agreement.  The Subadviser shall also provide the officers of the Funds with supporting certifications in connection with such certifications of the Funds’ financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.

The Subadviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Funds’ custodian and foreign custodians, transfer agent and all other agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, on behalf of the Funds, and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.

Unless and until otherwise directed in writing by the Investment Adviser or the Trust’s officers or Board, the Subadviser shall prepare and file in consultation with the Investment Adviser or the Trust’s officers proofs of claim and other documentation on behalf of the Funds as necessary to permit the Funds to participate in securities class action suits relating to securities then held or previously held by the Funds.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act.  The Subadviser shall permit the Investment Adviser, the Funds' officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Funds, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Funds.  The Subadviser's services to the Funds pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

The Subadviser is prohibited from consulting with any other subadviser to any other series of the Trust concerning the Funds’ transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

2.           Risk Profile Questionnaire.  The Subadviser will work with the Investment Adviser to develop a questionnaire as an education tool that is intended to assist individual investors in determining a risk profile.  Investment Adviser acknowledges and agrees that Subadviser does not intend the questionnaire to provide investment advice to individual investors.

3.           Expenses.  The Subadviser will bear its own costs of providing services hereunder.  The Subadviser will not be responsible for expenses of the Investment Adviser or the Funds, including, but not limited to, the following: the Funds' legal, auditing and accounting expenses; expenses of maintenance of the Funds's books and records other than those required to be maintained by the Subadviser, including computation of the Funds' daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Funds; fees of the Funds’ custodian, transfer agent, registrar or other agents; expenses of preparing the Funds' share certificates; expenses relating to the redemption or repurchase of the Funds’ shares; expenses of registering and qualifying each Fund’s shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to each Fund’s investors (except that the Subadviser will be responsible for costs associated with supplements to such documents and all regulatory filing requirements necessitated by a change of control of the Subadviser or any change in the portfolio manager or managers assigned by the Subadviser to manage the Funds); cost of Funds stationery; costs of Trustee, shareholder and other meetings of the Trust or Funds (except that the Subadviser will be responsible for costs associated with any shareholder meeting, or any information statement prepared and distributed in lieu of a shareholder meeting, necessitated by a change of control of the Subadviser); traveling expenses of officers, trustees and employees of the Trust or Funds; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Funds; and the Funds' pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Funds and their officers and trustees.

4.           Compensation of Subadviser.  As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of each Fund.  The annual subadvisory fee is expressed as a percent of the average daily net assets of each Fund as follows:

SC IBBOTSON MODERATE FUND
Asset Level	Fee Rate
All Assets	0.08%

SC IBBOTSON BALANCED FUND
Asset Level	Fee Rate
All Assets	0.08%

SC IBBOTSON GROWTH FUND
Asset Level	Fee Rate
All Assets	0.08%

For any period less than a full fiscal quarter during which this Agreement is in effect as to a Fund, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter.  The Subadviser's fee shall be payable solely by the Investment Adviser.  The Funds shall have no responsibility for such fee.

For purposes hereof, the value of net assets of each Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares.  On any day that the net asset value determination is suspended as specified in a Fund’s Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

If at the end of each one year period since the Funds’ inception date (each a “Minimum Annual Fee Period”), the total subadvisory fees paid and payable under the fee schedule provided above in this Section 4 for such Minimum Annual Fee Period are less than the Minimum Annual Fee set forth below for the relevant Minimum Annual Fee Period, the difference between the amount of subadvisory fees paid and payable under such schedule and the Minimum Annual Fee shall be due and payable to the Subadviser no later than 45 days after the end of such Minimum Annual Fee Period.

Minimum Annual Fee Period	Minimum Annual Fee
Year 1	$100,000
Year 2 and each subsequent year	$300,000

During the initial Minimum Annual Fee Period, if this Agreement is in effect with respect to a Fund for less than the full year, the Investment Adviser will pay the Subadviser the full Minimum Annual Fee for Year 1.  For any subsequent Minimum Annual Fee Period during which this Agreement is in effect with respect to a Fund for less than a full year, the Minimum Annual Fee shall be prorated first by assigning one-third of the applicable minimum amount to each Fund (the “Fund Minimum”) and then, with respect to each Fund, multiplying such Fund Minimum by a fraction, the numerator of which is the number of days the Agreement was in effect as to such Fund during the Minimum Annual Fee Period and the denominator of which is 365, and then totaling the results, provided, however, that if this Agreement is not in effect at all during the relevant Minimum Annual Fee Period with respect to a Fund, the Fund Minimum with respect to such Fund for such period shall be $0.  The Minimum Annual Fee shall be payable solely by the Investment Adviser.  The Funds shall have no responsibility for such fee.

5.           Obligations of the Investment Adviser.

a.           The Investment Adviser shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Funds, cash requirements and cash available for investment in the Funds, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b.           The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Funds and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or reports made by the Funds to their shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

6.           Brokerage Transactions.  Subject to the provisions of this Section 6 and absent instructions from the Investment Adviser or the Trust, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Funds.  For investments in open-end investment companies registered with the Securities and Exchange Commission other than exchange traded funds (each an “Underlying Fund”), the Subadviser shall place such orders directly with either the distributor or transfer agent of the Underlying Fund.  For investments in securities of an issuer other than an Underlying Fund, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of a Fund with such brokers or dealers as it may select.  In the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to seek for the Fund the most favorable execution and net price available.  It is also understood, however, that it is desirable for the Funds that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at higher commissions to a Fund than may result when allocating brokerage (with respect to transactions in securities of issuers other than Underlying Funds) to other brokers solely on the basis of seeking the most favorable price and efficient execution.  Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities (other than securities of Underlying Funds) for a Fund with such certain brokers, subject to applicable laws and regulations and review by the Investment Adviser and the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Funds, except as permitted by applicable law and with the express written consent of the Trust and the Investment Adviser.

The Subadviser will advise a Fund’s custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer or distributor or transfer agent, and such other information as may be reasonably required.

7.           Standard of Care and Liability of Subadviser.  The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, a Fund or its shareholders by reason of:  (a) the Subadviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s prospectus or Statement of Additional Information or any written guidelines or instruction provided in writing by the Trust’s Board of Trustees or the Investment Adviser, (b) the Subadviser’s causing the Fund to fail to satisfy the diversification requirements of § 817(h) of Subchapter L of the Code, or the diversification or source of income requirements of Subchapter M of the Code, or (c) the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Subadviser will indemnify and hold harmless the Investment Adviser, its affiliated persons and the Funds (collectively, the "Indemnified Persons") to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Indemnified Person to the extent resulting, in whole or in part, from any of the Subadviser’s acts or omissions specified in (a), (b) or (c) above, any breach of any duty or warranty hereunder of the Subadviser or any inaccuracy of any representation of the Subadviser made hereunder, provided, however, that nothing herein contained will provide indemnity to any Indemnified Person for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

The Investment Adviser shall indemnify and hold harmless the Subadviser to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by the Subadviser to the extent resulting, in whole or in part, from (x) the Investment Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement and (y) any breach of any duty or warranty hereunder of the Investment Adviser or any inaccuracy of any representation of the Investment Adviser made hereunder, provided, however, that nothing herein contained will provide indemnity to the Subadviser for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

8.           Term and Termination.  This Agreement shall remain in force until September 30, 2010 and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Funds, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Funds, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Funds.  The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, upon 60 days' written notice to the Subadviser, be terminated at any time without the payment of any penalty, as to any or all of the Funds, (a) by a Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser. This Agreement may, upon 120 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty as to any or all of the Funds, by the Subadviser.  This Agreement shall automatically terminate in the event of its assignment.

9.           Interpretation of Terms; Captions.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of "interested person," "affiliated person," "assignment," "control" and "vote of a majority of the outstanding voting securities"), shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

10.           Registration Statement Information Concerning Subadviser.  The Subadviser has reviewed the Registration Statement of the Trust, relating to the Funds as filed with the Securities and Exchange Commission and represents and warrants that with respect to disclosure about the Subadviser or information relating directly or indirectly to the Subadviser, such Registration Statement contains, on or after the effective date thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.  The Subadviser agrees to review the Funds’ Prospectus and Statement of Additional Information on at least an annual basis in connection with the Trust’s annual update to its Registration Statement on Form N-1A to ensure that the description of the Funds’ investment policies and strategies followed by the Subadviser as described therein is consistent with the policies and strategies the Subadviser uses or intends to use.

11.           Other Representations and Agreements.

(i)                      Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii)                      Each of the Subadviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii)                      The Subadviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv)                      The Subadviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust.  The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Funds or otherwise, by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(v)           The Subadviser agrees to maintain for the term of this Agreement and provide evidence thereof to the Fund or the Investment Adviser professional liability (error and omissions) insurance in an amount reasonably acceptable to the Investment Adviser and the Board.

(vi)                      The Subadviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with respect to all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described in this Agreement and to the conduct of its business as a registered investment adviser.

(vii)                      The Subadviser agrees to notify in a timely manner the Investment Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to: (a) the occurrence of any event that could disqualify the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change to the Subadviser’s business activities that could have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change of control of the Subadviser; (d) any change in the portfolio manager or portfolio management team; (e) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Subadviser’s services to the Fund; and (f) any material violation of the Subadviser’s code of ethics.

(viii)                      Each of the parties to this Agreement agrees to cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

12.           Confidentiality of Portfolio Holdings Information.  The Subadviser may release portfolio holdings information with respect to the Funds only:  (i) with the prior written consent of the Trust’s Chief Compliance Officer; provided, however, that the Subadviser may, without such prior written consent, disclose portfolio holdings information to the Funds’ Investment Adviser, the Board, officers, custodian, Funds accounting agent, principal underwriter, auditors and counsel (collectively, the “Funds’ Service Providers”) solely in connection with the performance of its advisory duties for the Funds, or if required or requested by any regulatory authority with jurisdiction, judicial or administrative process or otherwise by applicable law or regulation; and (ii) if the release of the portfolio holdings information is in conformity with the disclosure set forth in the Funds’ currently effective Registration Statement.

13.           Proxy Voting.  The Investment Adviser will vote proxies relating to the Funds’ portfolio securities.  The Investment Adviser will vote all such proxies in accordance with such proxy voting policies and procedures adopted by the Trust and applicable to the Funds, including taking action with respect to corporate action elections for proxies and corporate actions communicated by a Fund or its agents to the Investment Adviser, with respect to the securities held by the Fund.  The Subadviser agrees that the Investment Adviser may consult with the Subadviser prior to voting any proxies that relate to non-routine matters.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

15.           Entire Agreement; Amendments.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

16.           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17.           Independent Contractor.   In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Funds or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Funds or the Investment Adviser.

18.           Notices.  Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Funds:

Sun Capital Advisers Trust
One Sun Life Executive Park
Wellesley, MA  02481
Attn:   President

If to the Investment Adviser:

Sun Capital Advisers LLC
One Sun Life Executive Park
Wellesley, MA  02481
Attn:  General Counsel

If to the Subadviser:

Ibbotson Associates, Inc.
225 N. Michigan Ave., Suite 700
Chicago, IL 60601
Attn:                      President

If delivered, such notices shall be deemed given upon receipt by the other party or parties.  If mailed, such notices shall be deemed given seven (7) days after being mailed.

19.           Limitation of Liability.  It is understood and expressly stipulated that neither the holders of shares of the Funds nor the Trustees shall be personally liable hereunder.  All persons dealing with the Funds must look solely to the property of the Funds for the enforcement of any claims against the Funds.

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20.           Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SUN CAPITAL ADVISERS TRUST

By:           /s/ James F. Alban
James F. Alban
Its:                      Treasurer & Chief Financial Officer

SUN CAPITAL ADVISERS LLC

By:           /s/ John T. Donnelly
John T. Donnelly
Its:                      Senior Managing Director

By:           /s/ James F. Alban
James F. Alban
Its:                      Managing Director & Chief Financial Officer

IBBOTSON ASSOCIATES, INC.

By:           /s/ Peng Chen

Its:                      Peng Chen, President

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